Exhibit 107

CALCULATION OF REGISTRATION FEE

FORM S-1

(Form Type)

MANGOCEUTICALS, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common stock, par value $0.0001 per share	457(c)	1,631,009	$1.83 (2)	$2,984,746.47	0.0001531	$456.96
Fees to Be Paid	Equity	Common stock, par value $0.0001 per share, issuable upon the exercise of the warrants	457(c)	1,960,709	$1.83 (2)	$3,588,097.47	0.0001531	$549.34
Fees to Be Paid	Equity	Common stock, par value $0.0001 per share, issuable upon the conversion of the notes	457(c)	393,333	$1.83 (2)	$719,799.39	0.0001531	$110.20
Fees to Be Paid	Equity	Common stock, par value $0.0001 per share, issuable upon the conversion of preferred stock	457(c)	476,667	$1.83 (2)	$872,300.61	0.0001531	$133.55
	Total Offering Amounts			4,461,718		$8,164,943.94		$1,250.05
	Total Fees Previously Paid							-
	Total Fee Offsets							-
	Net Fee Due							$1,250.05

(1)	Consists of 1,631,009 shares of Common Stock, 1,960,709 shares of Common Stock issuable upon the exercise of certain warrants of Mangoceuticals, Inc. (the “Company”), 393,333 shares of Common Stock issuable upon the conversion of certain notes of the Company, and 476,667 shares of Common Stock issuable upon the conversion of certain preferred stock, being registered for resale from time to time by selling securityholders named in this registration statement. Pursuant to Rule 416(a) promulgated under the U.S. Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act, as amended, based on the average of the high and low prices of the Company’s Common Stock reported on the Nasdaq Capital Market on May 27, 2025, a date within five business days prior to the initial filing of the registration statement to which this exhibit is attached.